EXHIBIT 99.2

                                  PRESS RELEASE

ASHFORD.COM CLOSES $25 MILLION CREDIT LINE

HOUSTON, Sept. 25 /PRNewswire/ -- Ashford.com (Nasdaq: ASFD - NEWS), the leading Internet retailer of luxury and premium products, today announced the closing of a three-year, $25 million revolving credit facility from Congress Financial Corporation, a unit of First National Bank. This debt financing commitment, originally announced July 27, 2000, increases the company's working capital without dilution to its shareholders, and is secured in part by Ashford.com's inventory of luxury goods including watches, jewelry and other products.

"We believe we are the first Internet retailer to secure senior credit financing based on a business model of selling high-end, high-margin merchandise, with historically lower depreciation of inventory value and faster inventory turns," said Kenny Kurtzman, CEO of Ashford.com. "This loan provides us with an even greater cushion in working capital to help us manage through seasonal demand."

About Ashford.com

Ashford.com is the leading Internet retailer of luxury and premium products. The company's e-commerce site, located at HTTP://WWW.ASHFORD.COM/, offers a vast selection of diamonds and more than 14,000 styles of new and vintage watches, jewelry, fragrances, leather accessories, ties, scarves, sunglasses, writing instruments and corporate gifts from more than 350 leading brands. Dedicated to creating a comfortable and safe shopping environment, Ashford.com offers customers the Ashford.com Protection Plus(SM) policy, which provides outstanding product warranties, customer privacy, and site security. Ashford.com is headquartered in Houston, Texas.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding the Company's expectations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements include, but are not limited to, statements regarding our ability to fund operations without diluting shareholder equity and our ability to become the leader in the online luxury category. All forward-looking statements are based upon information available to the Company as of the date of the statement, and the Company assumes no obligation to update any such forward-looking statement. Actual results could differ materially from the Company's current expectations. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, the ability of Congress Financial and Ashford.com to implement the loan agreement successfully; the Company's ability to plan for customer demand and adjust inventory levels accordingly; customer interest in the purchase of various categories of luxury goods on the Internet; the failure of systems associated with order fulfillment; continued
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competitive factors and pricing pressures; and market responses to pricing actions and promotional programs. Further information on the factors and risks that could affect the Company's financial results are included in its filings with the Securities and Exchange Commission, including in the Company's most recent Form 10-Q.

Ashford, Ashford.com and Ashford Collection are trademarks of Ashford.com. All other marks are the property of their respective owners.

SOURCE: ASHFORD.COM